EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

1.           PARTIES.   This Separation Agreement and General Release (“Agreement and Release”), dated this  1st day of August, 2008, is by and between PacificHealth Laboratories, Inc. (“PacificHealth”), a Delaware corporation which has its principal offices situated at 100 Matawan Road, Suite 420, Matawan, New Jersey 07747 and Dr. Robert Portman (“Portman”), a citizen of the State of New Jersey, residing at 247 Kemp Avenue, in the Borough of Fair Haven, New Jersey.

2.           RECITALS.

  WHEREAS, PacificHealth offered Portman employment pursuant to an Employment Agreement dated January 1, 2007 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A;

  WHEREAS, among the terms set forth in the Employment Agreement are provisions concerning compensation upon termination and non-competition;

  WHEREAS, by executing the Employment Agreement, Portman acknowledged his acceptance of, and agreement to, the terms set forth in the Employment Agreement;

  WHEREAS, Portman commenced employment with PacificHealth upon its inception in April 1995 and currently serves as PacificHealth’s Chief Executive Officer, Chief Scientific Officer, and Chairman of the Board of Directors;

  WHEREAS, Portman and PacificHealth have mutually decided that because of a contemplated change in duties, Portman’s employment service as Chief Executive Officer and Chief Scientific Officer would be terminated, and Portman would continue on the Board of Directors as a non-executive Chairman of the Board of Directors;

  WHEREAS, PacificHealth and Portman agree that an orderly transition is in the best interest of PacificHealth and its stockholders;

  WHEREAS, it is the intention of PacificHealth and Portman that the provisions of this Agreement and Release will clarify the terms of the Employment Agreement as to the termination of Portman’s employment with PacificHealth and his obligations to PacificHealth during the one year following the date of his termination of employment from PacificHealth.
  NOW THEREFORE, PacificHealth and Portman, intending to be legally bound, and in consideration of the mutual promises set forth herein, agree as follows:

3.           TERMS OF AGREEMENT AND RELEASE.

  3.1           TERMINATION OF EMPLOYMENT.  PacificHealth and Portman agree that Portman’s employment with PacificHealth, including without limitation his role as Chief Executive Officer and Chief Scientific Officer, will terminate, effective August 1, 2008 (hereinafter “Termination Date”).  Immediately upon termination, Portman will retain his position as the non-executive Chairman of the Board of Directors.  Portman hereby acknowledges and agrees that his responsibilities as non-executive Chairman of the Board of Directors shall be limited to presiding as Chairman at meetings of the Board of Directors of PacificHealth and that the President and Chief Executive Officer of PacificHealth shall report to the full Board of Directors.  During his term as a director, Portman will receive the compensation  awarded to other non-employee directors of PacificHealth for periods after the Termination Date.  For avoidance of doubt, it is agreed that Portman shall receive two thirds of the compensation which other directors receive for the quarter ending September 30, 2008.

  3.2           COMPENSATION.  In consideration for Portman’s agreements set forth in this Agreement and Release, in particular the non-compete restrictions set forth in Section 3.4 hereof, PacificHealth agrees to pay Portman during the Restricted Period (as defined in Section 3.4) for the non-compete restrictions, $295,000 for a period of one year following the Termination Date (the “Non-Compete Payment”).  The Non-Compete Payment will be paid in 12 equal monthly payments of $24,583.33 to Signal Nutrition, LLC, Portman’s limite liability company, payable on the first  business day of each month,  with the first payment upon execution of this Agreement, and reported on Form 1099 as payment to an independent contractor.  The Non-Compete Payment shall be in lieu of any payments owed by PacificHealth to Portman pursuant to the terms of the Employment Agreement, including without limitation, the payments set forth in Sections 3 and 5 of the Employment Agreement.

  3.3           STOCK OPTIONS. As further consideration for Portman’s execution of this Agreement and as set forth in his Employment Agreement all Options issued to Portman (a list of which is attached hereto as EXHIBIT B) shall vest on the Termination Date.  The Company agrees that notwithstanding the provisions of paragraph 3c(iv) of Portman’s Employment Agreement, to the extent not previously exercised, the Options shall terminate upon the earlier of (A) their normal expiration in accordance with their terms or (B) six (6) months following the termination of Portman’s service on the Board of Directors.

  3.4           OTHER BENEFITS.  As further consideration for Portman’s agreements set forth in this Agreement and Release, and provided that Employee properly and timely elects to continue medical and/or dental coverage under PacificHealth’s plans in accordance with the continuation requirements of COBRA, PacificHealth shall pay for the cost of the premium for such coverage beginning on the last day of employment and continuing until the earlier of either (1) July 31, 2009 or (2) the date on which Portman is eligible to receive medical benefits from another employer.  If PacificHealth or Portman is able to arrange for the COBRA invoices to be sent to PacificHealth, PacificHealth shall pay such amounts directly.  Otherwise, PacificHealth shall pay such amounts directly, provided Portman forwards invoices to the Company, or shall reimburse Portman provided he provides evidence of payment.  Except as set forth in Section 3.2 and 3.3 hereof, Portman shall not be entitled to receive any other payment or benefit from PacificHealth, including without limitation, any reimbursement for expenses associated with any Company-owned or leased automobile for his use and any other expenses and other benefits set forth in Section 4 of the Employment Agreement.

  3.5           RESTRICTED ACTIVITIES.

  (a)   Based on Section 5b of the Employment Agreement, and by recounting the language therein, and for the consideration referenced herein, for a period of one year following the Termination Date (the "Restricted Period”), Portman shall not become employed by, become an officer, director, partner, member, manager or agent of, serve as an advisor or consultant to, or become an investor in, any business engaged in the manufacture or sale of sports nutrition or diet/weight loss products, or any other products which the Company (as defined in the Employment Agreement) was manufacturing or selling at the effective date of his termination that contribute greater than 5% of the business’ total revenues, or had planned in writing to manufacture or sell, prior to the date of termination (all of the foregoing collectively referred to as the “Restricted Activities”); provided that (i) the Company pays to Portman the payments required by Section 3.2 of this Agreement.  Any failure by the Company to make the payments required hereunder as and when due, or to honor and timely perform its other monetary obligations to Portman under this Agreement, which continue for a period of ten calendar days following notice from Portman to the Company, will constitute a breach of this Agreement and Portman shall not be deemed to violate the restrictions contained in this paragraph thereafter.  In the event of a breach of this Section 3.5(a) by Portman, if such breach is not cured within ten calendar days after notice by PacificHealth to Portman, PacificHealth may, in addition to all other remedies at law or in equity, cease payment of the compensation provided for in Section 3.2 hereof as well as any other monetary benefit provided by this Agreement.  Moreover, in the event of a breach of this Agreement, Portman may  seek all legal and equitable remedies available to him..  During the Restricted Period, and prior to commencing service with a business organization that engages in a Restricted Activity as well as activities which are not Restricted Activities, Portman may seek approval  from the Company by providing the Company with the name and address of such organization, his prospective title and a description of his prospective duties and responsibilities, and a certification to the Company that he will not engage in, or render advice with respect to, any Restricted Activity and that Portman will inform his superiors in the new organization of his obligations under this Agreement and any confidentiality or similar agreement between Company and Portman, and the Board of Directors of the Company does not determine, in its good faith discretion, that Portman’s duties and responsibilities with the new organization are Restricted Activities.

  (b)           Nothing in subparagraph (a) above or elsewhere in this Agreement shall prohibit Portman from acquiring a passive equity stake representing less then five (5%) of any class of an issuer’s outstanding securities.

  (c)           In the event any dispute arising under this Section 3.5, each party shall bear its own attorneys’ fees and expenses, except that, in the event that the dispute is brought before a court or an arbitrator,  the prevailing party in such proceeding shall be awarded its or his reasonable attorneys’ fees and expenses in prosecuting or defending such proceeding.

  3.6           NON-DISPARAGEMENT.  Portman and PacificHealth agree that neither Portman nor any of the officers and directors of PacificHealth will make defamatory statements concerning the other to third parties.

  3.7           OTHER ITEMS.

  (a)           The Company agrees that Portman may keep the laptop computer presently used by him.

  (b)           The Company agrees to pay for moving Portman’s personal files and possessions from the Company’s office to Portman’s home.  Portman Agrees to vacate the Company’s offices by August 22, 2008.

  (c)           Any press releases relating to Portman’s separation will be submitted to Portman for his approval prior to release to the media or to any other individual or entity, provided that Portman shall not unreasonably withhold or delay his approval.  Any SEC Filing relating to Portman’s separation will be provided to Portman for his review prior to filing, and the Company shall consider his comments in good faith if timely provided.  Once language has been included in any SEC Filing, the same language may be included in further SEC filings without Portman’s review.

  3.8           GENERAL RELEASE.

  (a)           In consideration of the benefits received pursuant to this Agreement and Release, Portman, intending to be legally bound, promises, agrees and generally releases as follows:

  Except as to such rights or claims as are created by this Agreement and Release, Portman, on behalf of himself as well as his agents, heirs, executors, assigns and successors in interest hereby unconditionally releases, remises, acquits and forever discharges PacificHealth, its divisions, successors, assigns and any of their current or former directors, partners, officers, employees, agents, shareholders, plan administrators and any employee benefit plan sponsored by them (all of whom are hereinafter collectively referred to as “PacificHealth Released Parties”) from any and all actions, causes of action, suits, debts, dues, covenants, contracts, bonuses, controversies, agreements, promises, claims, charges, complaints and demands of any sort, in law or in equity, known or unknown, which arose from the beginning of the world to the date he signs this Agreement and Release, including, but not limited to, any action arising out of or in any way related to his employment, as well as the cessation of his employment, with PacificHealth, including, but not limited to, those pertaining to severance pay, sick pay, vacation pay, resignation pay, commissions, bonuses, nonpayment of wages, as well as those alleging violations of any federal, state or city statute, ordinance or regulation alleging discrimination on the basis of age, gender, sexual harassment, race, religion, national origin, ancestry, disability, sexual orientation, marital status, equal pay, including without limitation claims arising under the Age Discrimination In Employment Act as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Americans With Disabilities Act of 1990 as amended, 42 U.S.C. § 12101 et seq., Title VII of the Civil Rights Act of 1964 and 1991 as amended, 42 U.S.C. § et seq., the Civil Rights Act of 1964 and 1991 as amended, 42 U.S.C. § 2000(e) et seq., the Civil Rights Act of 1866 and 1870, 42 U.S.C. § 1981, et seq., the Fair Labor Standards Act as amended, 29 U.S.C. § 201 et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d), the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (" NJLAD" ), the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. (" CEPA" ), the New Jersey Family Leave Act, N.J.S.A. 34:11b-1 et seq. , the New Jersey Equal Pay Act, N.J.S.A. 34:11-56.1 et seq. , the New Jersey Wage and Hour Law, N.J.S.A. 34:1-56a et seq. , the New Jersey Wage Payment Act, N.J.S.A. 34:11-4.2 et seq. , the New Jersey Constitution, the common law of the State of New Jersey including, but not limited to, " Pierce claims," the New Jersey wage and hour laws, , and/or any other federal, state or city human rights, civil rights, wage-hour, wage-payment, pension or labor laws, rules and/or regulations, constitutions, ordinances, public policies, claims in contract or tort, or any claim arising under the common law, as well as federal, state and/or city employment discrimination claims, wrongful discharge claims, other employment related claims, all claims for personal injury, retaliation and emotional distress, all claims for compensatory, punitive and other damages and all claims for attorneys fees.

  It is expressly agreed and understood by Portman, that this Release is a GENERAL RELEASE, and it pertains to claims arising under the ADEA.

  (b)           In consideration of the benefits received pursuant to this Agreement and Release, PacificHealth, intending to be legally bound, promises, agrees and generally releases as follows:

  Except as to such rights or claims as are created by this Agreement and Release, PacificHealth, on behalf of itself and the other PacificHealth Released Parties (for which PacificHealth is authorized to act) hereby unconditionally releases, remises, acquits and forever discharges Portman as well as his agents, heirs, executors, assigns and successors in interest (the “Portman Released Parties”) of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which it or any of its affiliates ever had, now has, or hereafter may have against Portman that arose at any time before or upon Portman’s signing this Agreement and Release.  Notwithstanding the foregoing, the Portman Released Parties shall not be released from any claims involving fraud, willful misconduct, breach of fiduciary duty or criminal acts by Portman.  For purposes of the release and exceptions contained herein, The PacificHealth Released Parties shall not claim that any actions of Portman in connection with his termination from employment or the negotiation of this Agreement constitute a breach of fiduciary duty by Portman.

  3.9           EXCLUSIONS.  Portman is not waiving any rights or claims to vested benefits under the PacificHealth 1995 Incentive Stock Plan and the 2000 Incentive Stock Option Plan or to any claims which cannot legally be waived by this Agreement and Release, including without limitation, unemployment compensation claims, worker’s compensation claims or the ability to file certain administrative claims.  Subject to the foregoing, this Agreement and Release shall operate as a general release of any and all claims to the fullest extent of applicable law.

  3.10         WAIVER OF  ADMINISTRATIVE RECOVERIES.   With the exception of unemployment and worker’s compensation claims, Portman waives any right to any individual monetary or economic recovery or equitable relief against the PacificHealth Released Parties in any administrative proceeding or in any action, lawsuit, hearing or other proceeding instituted by any agency, person or entity.

  3.11         COVENANTS REGARDING COMPENSATION.   Portman covenants that he has been paid in full for his services up to the Termination Date and the payments set forth in this Agreement constitute the only payments owed to him pursuant to the Employment Agreement or this Agreement,

4.           OWBPA RIGHT. Portman acknowledges that (i) he understands his rights pursuant to the federal Older Worker Benefit Protection Act (“OWBPA”); (ii) he has been given the opportunity to take twenty-one (21) days to consider the terms of this Agreement and Release; (iii) has consulted with counsel of his choice, as to the terms and conditions of this Agreement and Release; and (iv) understands that he has seven (7) days following the execution of this Agreement and Release to revoke it so that it has no continuing or past legal effect, and that if not so revoked, the Effective Date shall be the 8th day after the signature of Portman hereto (“Effective Date”).

5.           NOTICES. All notices and other communications required herein shall be in writing and shall be delivered by hand or overnight express delivery service or mailed by registered or certified mail, return receipt requested, to the addresses set forth in the preamble hereof with a copy of such correspondence as follows:

If to Portman:
Nancy S. Martin
Martin Melody LLC
44 Sycamore Avenue, Suite 3A
Little Silver, NJ 07739

If to PacificHealth:	Gary A. Miller
Eckert Seamans Cherin &
Two Liberty Place – 22nd Floor
50 South 16th Street
Philadelphia, Pennsylvania 19102

or to such other names or addresses as Portman or PacificHealth, as the case may be, shall designate by notice to the other party hereto, in the manner specified herein.  Any such notice shall be deemed delivered and effective when received, if delivered by hand or overnight express delivery service, and three (3) calendar days after deposit in the United States first class mail, postage prepaid, if sent by United States mail.

6.           ENTIRE AGREEMENT. The parties understand and agree that the terms and conditions of this Agreement and Release constitute the full and complete understandings, agreements, and promises of the parties regarding Portman resigning his employment with PacificHealth and his obligations to PacificHealth during the one year following the date of his resignation from PacificHealth, and there are no oral or written understandings, agreements, promises, or inducements made or offered pertaining to same other than those expressly set forth in writing in this Agreement and Release.

7.           PATENTS ARRANGEMENTS. Portman represents that he has assigned to PacificHealth all approved patents and completed patent applications on the date hereof relating to the sports nutrition or diet/weight loss products. Portman aggress to assign any pending patents to PacificHealth.  Portman agrees to execute such further documents and instruments as shall be reasonably necessary to confirm and perfect PacificHealth’s rights in pending patent applications or approved patents.  Portman agrees that any novel, proprietary developments relating to the products of the Company developed prior to the termination date shall be the property of PacificHealth.

8.           INTERPRETATION. The terms of this Agreement and Release shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

9.           REMEDIES.  The parties recognize that money damages alone may not adequately compensate them in the event of a breach of their Agreement and Release and therefore, they agree that in addition to all other remedies available to them at law, in equity or otherwise, they may be entitled to injunctive relief for the enforcement hereof.  (For purposes of clarification, the parties’ consent to injunctive relief is subject to the moving party first proving a material breach of the Agreement and Release.)  All rights and remedies hereunder are cumulative and are in addition to, and not exclusive of, any other rights and remedies available at law, in equity, by agreement or otherwise.

10.         POTENTIAL UNENFORCEABILITY OF ANY PROVISION. If any provision of this Agreement and Release or application thereof to anyone or under any circumstance is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement and Release which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

11.         CAPTIONS. The captions in this Agreement and Release are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

12.         COUNTERPARTS. This Agreement and Release may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement and Release or any counterpart hereof to produce or account for any of the other counterparts.

13.         WAIVER OR BREACH. Failure of either party to demand strict compliance with any of the terms, covenants or conditions of this Agreement and Release shall not be deemed a waiver of such terms, conditions or covenants, nor shall any waiver or relinquishment by either party of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

14.         INFORMED PARTIES. Portman affirms that he has read this Agreement and Release carefully, understands it fully, intends to be legally bound by its terms, and after having consulted with counsel of his choice, he knowingly and voluntarily has agreed to sign this Agreement and Release.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered this Agreement and Release on the date written below.

/s/ Dr. Robert Portman
DR. ROBERT PORTMAN

Dated:	August 7, 2008

PACIFICHEALTH LABORATORIES,INC.

By:	/s/ Stephen Kuchen
Title:	Stephen Kuchen, V.P. & CFO
Dated:	August 7, 2008